As filed with the Securities and Exchange Commission on October 30, 2024

Registration No. 333-266074

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1 REGISTRATION STATEMENT

Under The Securities Act of 1933

TERRAN ORBITAL CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	98-1572314
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6800 Broken Sound Parkway NW, Suite 200

Boca Raton, Florida, 33487

(561) 988-1704

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John Stevens

Vice President and Associate General Counsel

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

(301) 897-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Elizabeth M. Donley, Esq. Richard Aftanas, Esq. Hogan Lovells US LLP 555 Thirteenth Street N.W. Washington, DC 20004 Tel: (202) 637-5600

Approximate date of commencement of proposed sale to the public:

Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Terran Orbital Corporation, a Delaware corporation (the “Registrant”), is filing with the Securities and Exchange Commission (the “SEC”) this post-effective amendment No. 1 (the “Post-Effective Amendment”) related to the following Registration Statement on Form S-1 (the “Registration Statement”) to deregister any and all of the securities of the Registrant registered but unsold or otherwise unissued under such Registration Statement as of the date hereof:

1.
Registration Statement on Form S-1 (File No. 333-266074), which was filed with the SEC on July 8, 2022, registering up to 27,714,791 shares of common stock, par value $0.0001 per share (“Common Stock”).

On October 30, 2024, pursuant to the Agreement and Plan of Merger, dated August 15, 2024, by and among the Registrant, Lockheed Martin Corporation, a Maryland corporation (“Parent”), and Tholian Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation of the Merger and a wholly owned subsidiary of Parent. This Post-Effective Amendment is being filed as a result of the Merger.

As a result of the Merger and by filing this Post-Effective Amendment, the Registrant has terminated any and all offerings of its Common Stock pursuant to the Registration Statement and hereby removes from registration any of the shares of Common Stock registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering. After giving effect to this Post-Effective Amendment, there will be no remaining shares of Common Stock registered by the Registrant pursuant to the Registration Statement.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 21, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Palm Beach, State of Florida, on October 30, 2024.

TERRAN ORBITAL CORPORATION

By:	/s/ James Black
James Black General Counsel and Secretary

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.